Exhibit 99.1

NEWS BULLETIN	RE: INNSUITES HOSPITALITY TRUST
FROM	INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST	1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT	Phoenix, Arizona 85020
FISCAL 2015	Phone: 602-944-1500

InnSuites Tucson Site Purchased. IBC Expands.

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, November 26, 2014 - InnSuites Hospitality Trust (NYSE MKT:IHT)

InnSuites® Hospitality Trust (“IHT”) through one of its subsidiaries purchased the leased land located under its InnSuites Hotel & Suites Catalina Foothills Best Western property for $2.5 million while refinancing the first trust mortgage lowering its interest rate from 8.0% to 4.19% resulting in monthly cash flow savings of approximately $460,000 yearly. The purchase and refinance closed on November 24, 2014.

IBC Hotels, a wholly owned subsidiary of IHT, announced its addition to the US Franchise Registry, the national listing of brands approved by the US Small Business Administration (SBA) thereby eliminating weeks of processing time for new business owners.  Independent hoteliers often prefer the flexibility of IBC which is not overly controlling consistent with SBA guidelines.

InnDependent Boutique Collection Hotels (“IBC Hotels”) is one of the world’s largest independent hotel networks providing advanced distribution and reservation technologies and branding along with a loyalty program to over 6500 independently owned hotel members representing 20,000+ hotels in 170 countries worldwide. IBC Hotels will co-sponsor the InnDependent Lodging Summit and Trade show in Tucson, Arizona March 15 – 17, 2015.

InnSuites Hotels, a wholly owned management company of IHT, selected Groupize Solutions GBE to drive direct group website bookings offering lower cost, increased efficiency and higher conversion rates to maximize profits and attract more group business. The Groupize GBE enables InnSuites Hotels to attract and retain group business by giving planners a fast, easy-to-use, real-time reservation process on www.innsuites.com.  Says James Wirth, CEO, “InnSuites is excited to partner with an award winning leader in group travel technology. Groupize provides an intuitive, cost effective platform to facilitate online transactions and planner relationship management for groups and meetings with increased conversions and lower costs.”

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov